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                                                                    EXHIBIT 4.35

THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO TIDEL TECHNOLOGIES, INC. THAT SUCH REGISTRATION IS NOT REQUIRED.

                                                                      $6,450,000

                              CONVERTIBLE TERM NOTE

                                NOVEMBER 25, 2003

      FOR VALUE RECEIVED, TIDEL TECHNOLOGIES, INC., a Delaware corporation (the "BORROWER"), hereby promises to pay to LAURUS MASTER FUND, LTD., c/o Ironshore Corporate Services Ltd., P.O. Box 1234 G.T., Queensgate House, South Church Street, Grand Cayman, Cayman Islands, Fax: 345-949-9877 (the "HOLDER") or its registered assigns or successors in interest, on order, the aggregate principal sum of SIX MILLION FOUR HUNDRED AND FIFTY THOUSAND DOLLARS ($6,450,000), or such lesser amount as shall equal the outstanding principal amount hereof, together with any accrued and unpaid interest hereon , on November 24, 2006 (the "MATURITY DATE") if not sooner paid.

      Capitalized terms used herein without definition shall have the meanings ascribed to such terms in that certain Securities Purchase Agreement dated as of the date hereof between the Borrower and the Holder (the "PURCHASE AGREEMENT"), pursuant to which this Note has been issued.

      The following terms shall apply to this Note:

                                   ARTICLE I
                             INTEREST & AMORTIZATION

      1.1. Interest Rate and Payment. Subject to Section 5.1 hereof, interest payable on the unpaid principal balance of this Note shall accrue at a rate per annum (the "CONTRACT RATE") equal to the "prime rate" published in The Wall Street Journal from time to time, plus two percent (2%), computed on the basis of the actual number of days elapsed and a year of 360 days. Interest shall be payable monthly in arrears commencing on December 1, 2003, on the first day of each consecutive calendar month thereafter (each, a "REPAYMENT DATE"), and on the Maturity Date, whether by acceleration or otherwise. The prime rate shall be increased or decreased as the case may be for each increase or decrease in the prime rate in an amount equal to such increase or decrease in the prime rate; each change to be effective as of the day of the change in such rate. In no event shall the Contract Rate be less than six percent (6.00%).

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      1.2. Monthly Principal Payments. (a) Amortizing payments of the aggregate principal amount outstanding under this Note at any time (the "PRINCIPAL AMOUNT") shall begin on April 1, 2004 and shall recur on the first calendar day of each succeeding month thereafter until the earlier of the Maturity Date and such time as the Principal Amount is paid in full (each, an "AMORTIZATION DATE"). Monthly payments of amortized principal shall be made as provided herein (such monthly payments, the "MONTHLY AMOUNTS").

            (b) Beginning on the first Amortization Date and continuing on the first calendar day of each of the next succeeding seven months thereafter, the Borrower shall make payments of Monthly Amounts to the Holder, each in the amount of $75,000.00, together with any accrued and unpaid interest to date on such portion of the Principal Amount pursuant to Section 1.1 hereof.

            (c) Upon receipt by the Company of $1,800,000 or more in the aggregate in additional funds from a financing as contemplated pursuant to
Section 6.15 of the Purchase Agreement prior to December 1, 2004 (an "ADDITIONAL FINANCING"), the Company shall make a one-time payment of $300,000 to Holder as an additional repayment of the Principal Amount hereunder. Thereafter, beginning on the ninth Amortization Date and continuing on the first calendar day of each succeeding month thereafter, the Borrower shall make payments of Monthly Amounts to the Holder, each in the amount of $225,000, in each case together with any accrued and unpaid interest to date on such portion of the Principal Amount pursuant to Section 1.1, until such time as the Principal Amount is paid in full.

            (d) If, by December 1, 2004, an Additional Financing is not received by the Company, then, in lieu of the Monthly Amounts stated in Section 1.2(b) hereof, beginning on the ninth Amortization Date and continuing on the first calendar day of each succeeding month thereafter, the Borrower shall make the next twelve monthly principal payments of Monthly Amounts to the Holder, each in the amount of $250,000, and thereafter, the Borrower shall make monthly principal payments of Monthly Amounts to the Holder, each in the amount of $225,000, in each case together with any accrued and unpaid interest to date on such portion of the Principal Amount pursuant to Section 1.1 hereof, until such time as the Principal Amount is paid in full.

            (e) The Borrower shall not have to pay any premium, as set forth in
Section 2.3 herein at the time of making any payment under this Section 1.2.

                                   ARTICLE II
                            BORROWER PAYMENT OPTIONS

      2.1. (a) Payment of Monthly Amount in Cash or Common Stock. Subject to the terms hereof, the Borrower shall have the sole option to determine whether to satisfy payment of the Monthly Amount on each Repayment Date either in cash or in shares of Common Stock (as defined in the Purchase Agreement), or a combination of both. Each month by the tenth (10th) day of such month, the Borrower shall deliver to the Holder a written irrevocable notice in the

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form of Exhibit B attached hereto electing to pay the Monthly Amount payable on the next Repayment Date in either cash or Common Stock, or a combination of both (each, a "REPAYMENT ELECTION NOTICE") (the date by which such notice is required to be given being hereinafter referred to as the "NOTICE DATE"). If a Repayment Election Notice is not delivered to the Holder by the applicable Notice Date for such Repayment Date, then the Monthly Amount due on such Repayment Date shall be paid in cash. Any portion of the Monthly Amount paid in cash on a Repayment Date shall be paid to the Holder in an amount equal to the Monthly Amount then payable in satisfaction of such obligation. If the Borrower repays all or a portion of the Monthly Amount in shares of Common Stock, the number of such shares to be issued for such Repayment Date shall be the number determined by dividing (x) the portion of the Monthly Amount to be paid in shares of Common Stock, by (y) the Fixed Conversion Price. For purposes hereof, the "FIXED CONVERSION PRICE" means $0.40, subject to adjustment in accordance with the terms of this Note. The Fixed Conversion Price shall also be adjusted downward immediately following the occurrence of a Specified Event (as defined below) to an amount equal to the lesser of (1) $0.40 or (2) the volume weighted average closing prices for the Common Stock on the Principal Exchange, or on any securities exchange or other securities market on which the Common Stock is then being listed or traded, for the ten (10) trading days immediately following the Borrower's public press release of its 2004 fiscal year results of operations. For purposes hereof, the term "SPECIFIED EVENT" means the occurrence of the following: (1) the Borrower's failure to attain earnings before interest, taxes, depreciation and amortization for the Borrower's fiscal year ended September 30, 2004 of more than $2,000,000 and (2) at the time of the aforementioned press release, the market price of Borrower's Common Stock shall be less than $0.40.

      (b) Monthly Amount Common Stock Payment Guidelines. Subject to Sections
2.1 and 2.2 hereof, if the Borrower has elected to pay all or a portion of the Monthly Amount due on such Repayment Date in shares of Common Stock and the closing price of the Common Stock as reported by Bloomberg, L.P. on the Principal Exchange for any of the ten (10) trading days preceding a Repayment Date was less than 115% of the Fixed Conversion Price, then the Borrower shall pay in cash instead. Any part of the Monthly Amount due on such Repayment Date that the Borrower did not elect to pay in shares of Common Stock shall be paid by the Borrower in cash on such Repayment Date. Any part of the Monthly Amount due on such Repayment Date which the Borrower elected to pay in shares of Common Stock but which must be paid in cash (because the closing price of the Common Stock on one or more of the ten (10) trading days preceding the applicable Repayment Date was less than 115% of the Fixed Conversion Price) shall be paid within three (3) business days of the applicable Repayment Date.

      2.2. No Effective Registration. Notwithstanding anything to the contrary herein, the Borrower shall not repay any part of its obligations to the Holder hereunder if (i) there fails to exist an effective current Registration Statement (as defined in the Registration Rights Agreement) covering the shares of Common Stock to be issued in connection with such payment, or (ii) an Event of Default hereunder exists and is continuing, unless such Event of Default is cured within any applicable cure period or is otherwise waived in writing by the Holder in whole or in part at the Holder's option.

      2.3. Optional Redemption in Cash. Subject to satisfaction of the Prepayment Conditions (as hereafter defined) and Section 2.4 hereof, the Borrower will have the option of

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prepaying this Note in full ("OPTIONAL REDEMPTION") by paying to the Holder a sum of money equal to one hundred and one percent (101%) of the principal amount outstanding at such time of this Note together with accrued but unpaid interest thereon and any and all other sums due, accrued or payable to the Holder arising under this Note or the Purchase Agreement or any Related Document (as defined in the Purchase Agreement) (the "REDEMPTION AMOUNT") outstanding on the day written notice of redemption (the "NOTICE OF REDEMPTION") is given to the Holder, which Notice of Redemption shall specify the date for such Optional Redemption (the "REDEMPTION PAYMENT DATE"). A Notice of Redemption shall not be effective with respect to any portion of this Note for which the Holder has a pending election to convert pursuant to Section 3.1 and the Redemption Amount shall be determined as if such election to convert had been completed immediately prior to the date of the Notice of Redemption. The Redemption Payment Date shall not be earlier than the day after the date of the Notice of Redemption and not later than seven
(7) days after the date of the Notice of Redemption. On the Redemption Payment Date, the Redemption Amount must be paid in immediately available funds to the Holder. In the event the Borrower fails to pay the Redemption Amount by the Redemption Payment Date, then such Redemption Notice will be null and void. For purposes hereof, the term "PREPAYMENT CONDITIONS" means satisfaction of each of the following: (a) the average closing bid price of the Common Stock on the Principal Market during the twenty (20) consecutive trading days immediately prior to the Redemption Payment Date shall exceed an amount equal to three (3) times the Fixed Conversion Price, (b) the market price of the Common Stock on the Principal Market on the Redemption Payment Date shall be supported by a price-to-earnings ratio with respect to the Common Stock and the Borrower, respectively, of not greater than twenty (20) times fully diluted earnings per share of the Common Stock, excluding extraordinary gains, (c) the average daily trading volume of the Common Stock for a period of twenty (20) consecutive trading days immediately prior to the Redemption Payment Date shall not be less than 100,000 shares, (d) the conditions set forth in 2.2(i) and 2.2(ii) hereof shall have been satisfied, and (e) the Holder shall have determined that no shareholder derivative lawsuits are then outstanding against the Borrower.

      2.4. Occurrence of a Fundamental Event.

      (a) "FUNDAMENTAL EVENT" shall be deemed to have occurred if, within 90 days of the Redemption Payment Date, the Company announces any of the following transaction(s) (each, a "TRANSACTION") and all components of such Transaction are consummated within two hundred seventy (270) days of such announcement:

      (i) its intention to merge or consolidate, or effect any merger or consolidation of, the Company with or into another entity;

      (ii) its intention to effect any sale of all or substantially all of its assets in one or a series of related transactions;

      (iii) its intention to effect any tender offer or exchange offer (whether by the Company or another entity) pursuant to which holders of Common Stock are permitted to tender their shares for other securities, cash or property; or

      (iv) its intention to effect any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property.

      (b) If a Fundamental Event occurs, then the Company shall pay to the Holder, simultaneously with the closing of the Transaction to which such Fundamental Event relates, an amount equal to the Fundamental Event Payment (as defined below), calculated as follows:

      (i) The "FUNDAMENTAL EVENT PAYMENT" shall be equal to (i) the Per Share Consideration, multiplied by the Holder Share Amount, minus (ii) the Redemption Amount.

      (ii) The "PER SHARE CONSIDERATION" shall be the quotient of:

            (A) the Consideration; divided by

            (B) the number of shares of Common Stock outstanding immediately prior to the consummation of the Transaction, plus the Holder Share Amount.

      (iii) The "CONSIDERATION" shall mean (i) if the consideration paid in the Transaction is paid to the shareholders, the aggregate value of all such payments received by the shareholders of the Borrower in the Transaction; (ii) if the consideration paid in the Transaction is paid to the Borrower, the aggregate value of all consideration received by the Borrower in the Transaction. The value of any consideration not paid in cash shall be determined by an independent valuation firm as appointed by the Holder in its reasonable discretion.

      (iv) The "HOLDER SHARE AMOUNT" shall mean (A) the principal and interest outstanding under this Note on the Redemption Payment Date, divided by (B) the Fixed Conversion Price as of the Redemption Payment Date.

                                   ARTICLE III
                                CONVERSION RIGHTS

      3.1. Holder's Conversion Rights. While any amounts are owed under this Note, including accrued interest, the Holder shall have the right, but not the obligation, to convert all or any portion of the then aggregate outstanding principal amount of this Note, together with all accrued but unpaid interest and fees due thereon, into shares of Common Stock subject to the terms and conditions set forth in this Article III (a "CONVERSION"). The Holder may exercise such right by delivery to the Borrower of a written, executed and completed notice of conversion in the form of Exhibit A hereto (a "NOTICE OF CONVERSION") not less than three (3) days prior to the date upon which such conversion shall occur.

      3.2. Conversion Limitation. Notwithstanding anything contained herein to the contrary, the Holder shall not be entitled to convert pursuant to the terms of this Note an amount that would be convertible into that number of Conversion Shares (as hereafter defined) which would exceed the difference between the number of shares of Common Stock beneficially owned by such Holder or issuable upon exercise of warrants held by such Holder and 4.99% of the outstanding shares of Common Stock of the Borrower. For the purposes of the immediately

                                       5

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preceding sentence, beneficial ownership shall be determined in accordance with
Section 13(d) of the Securities Exchange Act of 1934, as amended and Regulation 13d-3 thereunder. The Holder may void the Conversion Share limitation described in this Section 3.2 upon 75 days prior notice to the Borrower or without any notice requirement upon an Event of Default. In addition, notwithstanding anything contained herein to the contrary, unless an Event of Default shall then exist, the Holder shall not be entitled to effect a Conversion and/or sell the Common Stock pursuant to the terms of this Note during the period commencing on December 23, 2003 and ending on December 31, 2003.

      3.3. Procedure for Conversion. (a) In the event that the Holder elects to convert this Note into Common Stock, the Holder shall give notice of such election by delivering a Notice of Conversion to the Borrower and such Notice of Conversion shall provide a breakdown in reasonable detail of the Principal Amount, accrued interest and fees being converted. On each Conversion Date (as hereinafter defined) and in accordance with its Notice of Conversion, the Holder shall make the appropriate reduction to the Principal Amount, accrued interest and fees as entered in its records and shall provide written notice thereof to the Borrower within two (2) business days after the Conversion Date. Each date on which a Notice of Conversion is delivered or telecopied to the Borrower in accordance with the provisions hereof shall be deemed a Conversion Date (the "CONVERSION DATE").

      (b) Pursuant to the terms of the Notice of Conversion, the Borrower shall cause the transfer agent to transmit the certificates representing the Conversion Shares to the Holder by crediting the account of the Holder's designated broker with the Depository Trust Corporation ("DTC") through its Deposit Withdrawal Agent Commission ("DWAC") system within three (3) business days after receipt by the Borrower of the Notice of Conversion (the "DELIVERY DATE"). To the extent the Borrower is not eligible to use the DWAC system, the Borrower shall give instructions to the Borrower's transfer agent to deliver the certificates representing the Conversion Shares to the Holder promptly, and in no event later than the Delivery Date. In the case of the exercise of the Conversion rights set forth herein the Conversion privilege shall be deemed to have been exercised and the Conversion Shares issuable upon such Conversion shall be deemed to have been issued upon the date of receipt by the Borrower of the Notice of Conversion. The Holder shall be treated for all purposes as the record holder of such Common Stock, unless the Holder provides the Borrower written instructions to the contrary.

      3.4. Conversion Mechanics.

      (a) Except as otherwise provided herein, the number of shares of Common Stock to be issued upon each Conversion of this Note shall be such whole number of shares of Common Stock as is equal to the quotient of that portion of the principal and interest and fees to be converted, if any, divided by the Fixed Conversion Price, subject to adjustment as provided herein (such Common Stock, the "CONVERSION SHARES"). In the event of any conversions of outstanding principal amount under this Note in part pursuant to this Article III, such Conversions shall be deemed to constitute Conversions of outstanding principal amount applying to Monthly Amounts for the remaining Repayment Dates in chronological order. By way of example, if the original principal amount of this
Note is $6,450,000 and the Holder converted $100,000 of such original principal amount prior to the first Repayment Date, then (1) the principal amount of the Monthly Amount due on the first Repayment Date would equal $0.00,

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(2) the principal amount of the Monthly Amount due on the second Repayment Date would equal $25,000 and (3) the principal amount of the Monthly Amount due on the third Repayment Date would be $75,000.


      (b) Fractional Shares. No fractional shares of Conversion Shares shall be issued upon any Conversion of this Note. In lieu of any fractional share to which Holder would otherwise be entitled, the Borrower shall pay Holder cash equal to the product of such fraction multiplied by the fair market value as of the date of Conversion of a share of Conversion Shares, as determined in good faith by the Board.

      (c) Adjustment. The Fixed Conversion Price and number and kind of shares or other securities to be issued upon conversion is subject to adjustment from time to time upon the occurrence of certain events, as follows:

      (i) Reclassification, etc. If the Borrower at any time shall, by reclassification or otherwise, change the Common Stock into the same or a different number of securities of any class or classes, this Note, as to the unpaid Principal Amount and accrued interest thereon, shall thereafter be deemed to evidence the right to purchase an adjusted number of such securities and kind of securities as would have been issuable as the result of such change with respect to the Common Stock immediately prior to such reclassification or other change.

      (ii) Stock Splits, Combinations and Dividends. If the shares of Common Stock outstanding at any time after the date hereof are subdivided or combined into a greater or smaller number of shares of Common Stock (other than a change in par value, from par value to no par value or from no par value to par value), or if a dividend is paid on the Common Stock in shares of Common Stock, the Fixed Conversion Price or the Conversion Price, as the case may be, shall be proportionately reduced in case of subdivision of shares or stock dividend or proportionately increased in the case of combination of shares, in each such case by the ratio which the total number of shares of Common Stock outstanding immediately after such event bears to the total number of shares of Common Stock outstanding immediately prior to such event.

      (iii) Share Issuances. If the Borrower shall at any time prior to the conversion or repayment in full of the Principal Amount issue any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock ("EQUIVALENTS") to a person other than the Holder (except (A) pursuant to Sections 3.4(c) (i) or (ii) hereof; or (B) pursuant to options, warrants, or other obligations to issue shares outstanding on the date hereof as set forth in the Schedules to the Purchase Agreement (the "NEW SHARES") for a consideration per share or having an exercise, conversion or exchange price (the "OFFER PRICE") less than the Fixed Conversion Price in effect at the time of such issuance), then the Fixed Conversion Price shall be immediately reset to such lower Offer Price. For purposes hereof, the issuance of any security of the Borrower convertible into or exercisable or exchangeable for Common Stock shall result in an adjustment to the Fixed Conversion Price only upon the conversion, exercise or exchange of such securities.

            (A) In the case of the issuance of New Shares for a consideration in whole or in part for cash, the consideration received by the Borrower upon such issuance will be deemed

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to be the amount of cash paid therefor plus the value of any property other than cash received by the Borrower, determined as provided in subsection 3.4 (c)
(iv)(B) hereof.

            (B) In the case of the issuance of New Shares for a consideration in whole or in part in property other than cash, the value of such property other than cash will be deemed to be the fair market value of such property as determined in good faith by the Board of Directors of the Borrower (the "BOARD"), irrespective of any accounting treatment.

            (C) In the case of the issuance of Equivalents, the aggregate maximum number of shares of New Stock deliverable upon exercise, exchange or conversion, as the case may be, of such Equivalents will be deemed to have been issued at the time such Equivalents were issued and for a consideration equal to the consideration, if any, received by the Borrower upon the issuance of such Equivalents plus the maximum purchase price provided in such Equivalents (the consideration in each case to be determined in the manner provided in subsections 3.4(c)(iv)(A) and 3.4(c)(iv)(B) hereof);

            (D) During the period the conversion right exists, the Borrower will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of Common Stock upon the full conversion of this Note. The Borrower represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable. The Borrower agrees that its issuance of this Note shall constitute full authority to its officers, agents, and transfer agents who are charged with the duty of executing and issuing stock certificates to execute and issue the necessary certificates for shares of Common Stock upon the conversion of this Note.

            3.5. Reorganizations, Consolidations, etc.

                  In the event, at any time after the date hereof, of any capital reorganization, or any reclassification of the capital stock of the Borrower (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of the Borrower with or into another person (other than a consolidation or merger in which the Borrower is the continuing corporation and which does not result in any change in the powers, designations, preferences and rights (or the qualifications, limitations or restrictions, if any) of the capital stock of the Borrower as amended from time to time) (any such transaction, an "EXTRAORDINARY TRANSACTION"), then all of the amounts owed under this Note shall be exercisable for the kind and number of shares of stock or other securities or property of the Borrower, or of the corporation resulting from or surviving such Extraordinary Transaction, that a holder of the number of shares of Conversion Shares deliverable (immediately prior to the effectiveness of the Extraordinary Transaction) upon conversion of the amounts owed under this Note would have been entitled to receive upon such Extraordinary Transaction. The provisions of this
Section 3.4(c)(iii) shall similarly apply to successive Extraordinary Transactions. The provisions of this Section 3.5 shall not be deemed Holder's consent to any transaction otherwise prohibited by the terms of the Purchase Agreement or any Related Agreement (as defined in the Purchase Agreement).

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                                   ARTICLE IV
                                EVENTS OF DEFAULT

      If an Event of Default (as defined below) occurs and is continuing, the Borrower's rights under Sections 2.1 and 2.3 shall immediately cease and be of no further effect until such time as the Event of Default has been cured, or has been waived by the Holder. Upon the occurrence and continuance of an Event of Default beyond any applicable grace period, the Holder may make all sums of principal, interest and other fees then remaining unpaid hereon and all other amounts payable hereunder due and payable within five (5) days after written notice from Holder to Borrower (each occurrence being a "DEFAULT NOTICE PERIOD"). If, with respect to any Event of Default other than a payment default described in Section 4.1 below, within the Default Notice Period the Borrower cures the Event of Default in a manner acceptable to the Holder, the Event of Default will be deemed to no longer exist and any rights and remedies of Holder pertaining to such Event of Default will be of no further force or effect. In addition, following the occurrence of an Event of Default: (a) the Borrower shall nominate two designees chosen by the Holder (the "DESIGNEES") to the Board until such time as all amounts owing under this Note have been paid in full or converted; (b) the Board shall include such two Designees; and (c) the Borrower shall cause to be delivered to the Holder an irrevocable proxy from Jim Rash granting the Holder a proxy to vote their shares for the election of directors solely for the purpose of enforcing the Holder's rights under this Article IV. In addition, in the event any Designee resigns or for any reason no longer serves as a director, then the Holder shall be entitled to designate a replacement for such director. The Borrower shall reimburse the Holder for any and all expenses incurred by the Holder in connection with the Designees' representation on the Board. In the event the Holder elects not to exercise its right to nominate the Designees, the Holder may nevertheless elect to have not more than two representatives attend all meetings of the Board. After the occurrence and during the continuance of an Event of Default which has not been cured during any applicable grace period, the term "Contract Rate" shall mean the greater of (a) 18% per annum or (b) the per annum rate set forth in Section
1.1 hereof.

      The occurrence of any of the following events is an "EVENT OF DEFAULT":

      4.1. Failure to Pay Principal, Interest or other Fees. The Borrower fails to pay when due any installment of principal, interest or other fees hereon in accordance herewith, within the grace period set forth in Section 5.1 hereof or the Borrower fails to pay when due any amount due under any other promissory note issued by the Borrower, within ten (10) business days following the due date for such amount.

      4.2. Breach of Covenant. The Borrower breaches any material covenant or other term or condition of this Note or the Purchase Agreement in any material respect.

      4.3. Breach of Representations and Warranties. Any material representation or warranty of the Borrower made herein, in the Purchase Agreement, or in any Related Agreement (as defined in the Purchase Agreement) shall be materially false or misleading and shall not be cured for a period of ten (10) days after the occurrence thereof.

      4.4. Receiver or Trustee. The Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a

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substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed.

      4.5. Judgments. Except as set forth on Schedule 4.5 hereto, any money judgment, writ or similar final process shall be entered or filed against the Borrower or any of its property or other assets for more than $250,000, and shall remain unvacated, unbonded or unstayed for a period of thirty (30) days.

      4.6. Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Borrower.

      4.7. Stop Trade. An SEC stop trade order or Principal Exchange trading suspension of the Common Stock shall be in effect for 5 consecutive days or 5 days during a period of 10 consecutive days, excluding in all cases a suspension of all trading on a Principal Exchange (as defined below), provided that the Borrower shall not have been able to cure such trading suspension within 30 days of the notice thereof or list the Common Stock on another Principal Market within 60 days of such notice. The "PRINCIPAL EXCHANGE" for the Common Stock shall include the National Quotation Bureau's Pink Sheets (so long as the Common Stock is permitted to be listed thereon in accordance with the terms of Section
6.2 of the Purchase Agreement), NASD OTC Bulletin Board, NASDAQ SmallCap Market, NASDAQ National Market System, American Stock Exchange, or New York Stock Exchange (whichever of the foregoing is at the time the principal trading exchange or market for the Common Stock), or any securities exchange or other securities market on which the Common Stock is then being listed or traded.

      4.8. Failure to Deliver Common Stock or Replacement Note. The Borrower's failure to timely deliver Common Stock to the Holder pursuant to and in the form required by this Note, or if required, a replacement Note if such failure to timely deliver Common Stock shall not be cured within two (2) Business Days or such failure to deliver a replacement Note is not cured within seven (7) Business Days.

      4.9. Default Under Related Agreement. An Event of Default occurs under and as defined in the Security Agreement.

                                    ARTICLE V
                           DEFAULT RELATED PROVISIONS

      5.1. Payment Grace Period. The Borrower shall have a three (3) business day grace period to pay any monetary amounts due under this Note or the Purchase Agreement or any Related Document, after which grace period the default Contract Rate set forth in the first paragraph of Article IV hereof shall apply to the monetary amounts due.

      5.2. Conversion Privileges. The Conversion privileges set forth in Article III shall remain in full force and effect immediately from the date hereof and until this Note is paid in full.

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

                                   ARTICLE VI
                                  MISCELLANEOUS

      6.1. Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

      6.2. Notices. Any notice herein required or permitted to be given shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party notified, (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day,
(c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Borrower at the address provided in the Purchase Agreement executed in connection herewith, with a copy to Olshan Grundman Frome Rosenzweig & Wolosky LLP, 505 Park Avenue, New York, New York 10022, Attn: Adam W. Finerman, Esq., facsimile number (212) 755-1787 and to the Holder at the address provided in the Purchase Agreement for such Holder, with a copy to John E. Tucker, Esq., 825 Third Avenue, 14th Floor, New York, New York 10022, facsimile number (212) 541-4434, or at such other address as the Borrower or the Holder may designate by ten days advance written notice to the other parties hereto. A Notice of Conversion shall be deemed given when made to the Borrower pursuant to the Purchase Agreement.

      6.3. Amendment Provision. The term "NOTE" and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented, and any successor instrument issued pursuant to Section 3.3 hereof, as it may be amended or supplemented.

      6.4. Assignability. This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns, and may be assigned by the Holder in accordance with the requirements of the Purchase Agreement.

      6.5. Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws. Any action brought by either party against the other concerning the transactions contemplated by this Note shall be brought only in the state courts of New York or in the federal courts located in the state of New York. Both parties and the individual signing this Note on behalf of the Borrower agree to submit to the jurisdiction of such courts. The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or unenforceability of any other provision of this Note. Nothing contained herein shall be deemed

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

or operate to preclude the Holder from bringing suit or taking other legal action against the Borrower in any other jurisdiction to collect on the Borrower's obligations to Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court order in favor of Holder.

      6.6. Maximum Payments. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Borrower to the Holder and the remainder, if any, refunded to the Borrower.

      6.7. Security Interest. The holder of this Note has been granted a security interest in certain assets of the Borrower more fully described in the Security Agreement.

      6.8. Construction. Each party acknowledges that its legal counsel participated in the preparation of this Note and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Note to favor any party against the other.

       [Balance of page intentionally left blank; signature page follows.]

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

      IN WITNESS WHEREOF, each Borrower has caused this Convertible Term Note to be signed in its name effective as of this 25 day of November, 2003.

                                            TIDEL TECHNOLOGIES, INC.

                                            By: /s/ James T. Rash
                                                --------------------------------
                                            Name: James T. Rash
                                            Title: CEO

WITNESS:

/s/ Leonard L. Carr
-------------------------------

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

                                    EXHIBIT A

                              NOTICE OF CONVERSION

(To be executed by the Holder in order to convert all or part of the Note into Common Stock

[Name and Address of Holder]

The Undersigned hereby elects to convert $_________ of the principal due on [specify applicable Repayment Date] under the Convertible Term Note issued by TIDEL TECHNOLOGIES, INC. dated __________ __, 2003 by delivery of Shares of Common Stock of TIDEL TECHNOLOGIES, INC. on and subject to the conditions set forth in Article III of such Note.

            (A) Date of Conversion: _______________________

            (B) Shares To Be Delivered: _______________________

Date: ____________

                                            By: ________________________________
                                            Name: ______________________________
                                            Title: _____________________________

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

                                    EXHIBIT B

                            REPAYMENT ELECTION NOTICE

(To be executed by the Borrower in order to pay all or part of a Monthly Amount with Common Stock)

[Name and Address of Holder]

TIDEL TECHNOLOGIES, INC. hereby elects to pay $_________ of the Monthly Amount due on [specify applicable Repayment Date] under the Convertible Term Note issued by TIDEL TECHNOLOGIES, INC. dated __________ __, 2003 by delivery of Shares of Common Stock of TIDEL TECHNOLOGIES, INC. on and subject to the conditions set forth in Article II of such Note.

1.    Fixed Conversion Price: $_______________________

2.    Amount to be paid:      $_______________________

3.    Shares To Be Delivered (2 divided by 1): __________________

Date: ____________                          TIDEL TECHNOLOGIES, INC.

                                            By: ________________________________
                                            Name: ______________________________
                                            Title: _____________________________

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